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                                                                    EXHIBIT 3.21


                           ARTICLES OF INCORPORATION

TO THE DEPARTMENT OF STATE;
COMMONWEALTH OF PENNSYLVANIA:

     In compliance with the requirements of the "Business Corporation Law," (Act No. 106), approved the 5th day of May, A. D. 1933, the undersigned, all of whom are citizens of the United States, desiring that they may be incorporated as a business corporation, do hereby certify:

          1st.  The name of the corporation is
                THE FULTON LAND AND TIMBER COMPANY.

          2nd. The location and post office address of its initial registered office in this Commonwealth is 123 S. Broad St., c/o C T Corporation System, Philadelphia, Philadelphia County.

          3rd.  The purpose or purposes of the corporation are:

          To acquire and hold by purchase, lease or otherwise, and to use, improve, manage, lease, mortgage or otherwise encumber and lands, tenements and real property of every description and tenure, and dispose of same or any or all thereof in any manner whatsoever; to engage in the general lumber, timber and milling business.

          4th.  The term of its existence is perpetual.

          5th. The authorized capital stock of the corporation is 50 shares of the par value of $100.00 per share.

          6th. The amount of paid in capital with which the corporation will begin business is $500.00.
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          7th.  The names and addresses of the first directors and their terms of office are:

        NAME                      ADDRESS                 TERM OF OFFICE
        ----                      -------                 --------------
Frederick C. Elkins         248 W. Johnson Street,             1 year
                            Philadelphia, PA

Robert C. Willis, Jr.       26 South Street,                   1 year
                            Baltimore, MD

Harold A. MacConney         4404 Chatham Road,                 1 year
                            Baltimore, MD


          8th. The names and addresses of the incorporators and the number and class of shares subscribed by each are:

                                                          NO. AND CLASS
        NAME                      ADDRESS                   OF SHARES
        ----                      -------                 --------------
F. Stanley Saurman          Southampton, PA                    1

Robert E. Boyd              100 Schoolhouse Lane,              1
                            Ardmore, PA

Thomas J. Cauley            933 Marlyn Road,                   1
                            Philadelphia, PA

          9th. In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and repeal by-laws, subject to the power of the shareholders to change or repeal such by-laws; and to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

     The corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute, but not in conflict with the laws of the Commonwealth of Pennsylvania.

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          10th.  The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.


                                    F. STANLEY SAURMAN (SEAL)
                                    ------------------

                                    ROBERT E. BOYD     (SEAL)
                                    ------------------

                                    THOMAS J. CAULEY   (SEAL)
                                    ------------------

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COMMONWEALTH OF PENNSYLVANIA   :
                               :  ss.:
COUNTY OF PHILADELPHIA         :

     Before me, a Notary Public in and for the county aforesaid, personally came the above named, F. Stanley Saurman, Robert E. Boyd, Thomas J. Cauley who, in due form of law, acknowledged the foregoing instrument to be their act and deed for the purposes therein specified.

     Witness my hand and seal of office the 9th day of April, 1942.

                                                 EDNA H. GERDINE
                                      ------------------------------------
    (SEAL)                                       Notary Public
                                      My Commission Expires March 6, 1945.

     Approved and filed in the Department of State, this 13th day of April, 1942.

     Charter Book No. 407, Page 555.

                                                    GENE D. SMITH
                                      ------------------------------------
                                      Deputy Secretary of the Commonwealth
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                          COMMONWEALTH OF PENNSYLVANIA

                              DEPARTMENT OF STATE

                                --- 0000000---

TO ALL TO WHOM THESE PRESENTS SHALL COME, GREETING:

     WHEREAS, In and by the Business Corporation Law (Act No. 106), approved the 5th day of May, Anno Domini, One Thousand Nine Hundred and Thirty-three, the Department of State is authorized and required to issue a

                          CERTIFICATE OF INCORPORATION

evidencing the incorporation of a business corporation organized under the provisions of that law.

     AND WHEREAS, The stipulations and conditions of that law have been fully complied with by the persons desiring to incorporate as

                      THE FULTON LAND AND TIMBER COMPANY.

     THEREFORE, KNOW YE, That subject to the Constitution of this Commonwealth and, under the authority of the Business Corporation Law, I do by these presents, which I have caused to be sealed with the Great Seal of the Commonwealth, create, erect, and incorporate the incorporators of and the subscribers to the shares of the proposed corporation named above, their associates and successors, and also those who may thereafter become subscribers or holders of the shares of such corporation, into a body politic and corporate in deed and in law by the name chosen and hereinbefore specified, which shall exist PERPETUALLY and shall be invested with, and have and enjoy all the powers, privileges, and franchises incident to a business corporation
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and be subject to all the duties, requirements, and restrictions specified and enjoined in and by the Business Corporation Law and all other applicable laws of this Commonwealth.


                          GIVEN under my Hand and the Great Seal of the
                              Commonwealth, at the City of Harrisburg, this 13th day of April, in the year of our Lord One Thousand
(SEAL)                        Nine Hundred and Forty-two and of
                              the Commonwealth the one hundred and sixty-sixth.

                                            GENE D. SMITH
                               ----------------------------------------
                                Deputy Secretary of the Commonwealth

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